Prospectus Supplement No. 3 Filed Pursuant to Rule 424(b)(3) File No. 333-137829

CAPSOURCE FINANCIAL, INC.

2305 Canyon Boulevard, Suite 103

Boulder, CO 80302

(303) 245-0515

Prospectus Supplement No. 3

(to Final Prospectus dated August 14, 2007)

This Prospectus Supplement No. 3 supplements and amends the final prospectus dated August 14, 2007, as supplemented and amended by Supplement No. 1 thereto dated August 15, 2007 and Supplement No. 2 thereto dated August 20, 2007 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 18,086,265 shares of our common stock by certain selling shareholders.

On August 23, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to our Mexican operating subsidiary’s entry into a loan agreement.

This Prospectus Supplement No. 3 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “CPSO.” On August 22, 2007, the last reported sale price of our common stock was $1.08 per share.

Investing in our common stock involves a high degree of risk. See "Risk Factors"
beginning on page 6 of the Final Prospectus dated August 14, 2007.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 3 is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement No. 3 is August 23, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (d) of the

Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported): August 17, 2007

CapSource Financial, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31730	84-1334453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2305 Canyon Boulevard, Suite 103 Boulder, CO	80302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 245-0515

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 17, 2007 the Company’s Mexican operating subsidiary, Remolques y Sistemas Aliados de Transportación, S.A. de C.V. (“RESALTA”), entered into a Pesos 44.0 million (Mexican) (equivalent to approximately $4.0 million U.S. on the date of the borrowing) short-term loan agreement with Pure Leasing, S.A. de C. V. of Mexico City. Pure Leasing, S.A. de C. V. is one of RESALTA’s largest customers. The term of the loan is for a period of 180 days, but provides that RESALTA must repay 50% of the loan 30 days from the date of the borrowing. The interest rate under the loan is the Mexican Interbank Borrowing Rate plus 4.0% (currently 11.7%). Interest on the borrowing is paid monthly. The note is secured by RESALTA’s inventory of trailers not otherwise pledged against borrowings. RESALTA will use the proceeds for working capital, some of which will be used to pay RESALTA’s supplier, Hyundai Translead for trailers currently held in inventory. The maturity date for repayment of the amount due Pure Leasing, S.A. de C. V. can be accelerated if the Company fails to perform any of its obligations under the Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)        The Company intends to provide an English translation of the loan agreement under cover of its next Form 10-QSB within the time allowed for such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSOURCE FINANCIAL, INC. (Registrant)

Date: August 23, 2007	By:	/s/ Steven E. Reichert
		Name:	Steven E. Reichert
		Title:	Vice President and General Counsel